UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 6, 2011 (September 6, 2011)

INKSURE TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-24431	84-1417774
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

589 Fifth Avenue, Suite 401, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(646) 233-1454
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On September 6, 2011, InkSure Technologies Inc. (the "Company") satisfied the closing conditions and closed two agreements to repurchase a total of 1,200,000 shares of its common stock from two of its shareholders for a total purchase price of $90,000.

Under the first agreement, entered between the Company and Mr. Yaron Meerfeld, a former director and officer of the Company, the Company repurchased a total of 800,000 shares of common stock, which were issued to Mr. Meerfeld in connection with a private placement in January 2010. In connection with the repurchase, the Company paid to Mr. Meerfeld a price of $0.075 per share, or a total of $60,000. Under the agreement, Mr. Meerfeld also forfeited vested stock options to purchase a total of 1,450,000 shares of the Company’s common stock. In addition, the Company paid to Mr. Meerfeld a total of NIS178,517 (approximately $49,949 according to the NIS/$ exchange rate on September 1, 2011) owed to him in connection with the termination of his employment agreement with the Company, and the parties exchanged mutual releases.

Under the second agreement, entered between the Company and Dr. Haim Kaplan, the Company repurchased a total of 400,000 shares of common stock, which were issued to Dr. Kaplan in connection with a private placement in January 2010. In connection with the repurchase, the Company paid to Dr. Kaplan a price of $0.075 per share, or a total of $30,000, and the parties exchanged mutual releases.

The foregoing descriptions of the agreements are not complete and are subject to, and qualified in their entirety by reference to the agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Exhibit Description:

10.1	Stock Purchase Agreement, between InkSure Technologies Inc. and Mr. Yaron Meerfeld, dated as of August 23, 2011.
10.2	Stock Purchase Agreement, between InkSure Technologies Inc. and Dr. Haim Kaplan, dated as of August 23, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INKSURE TECHNOLOGIES INC.

Date: September 6, 2011

By: /s/ Tal Gilat
Name: Tal Gilat
Title: President and Chief Executive Officer